Exhibit 99.1

BEST ENERGY SERVICES ANNOUNCES COMPLETION OF EQUITY OFFERING

HOUSTON – (PR NEWSWIRE) –April 7, 2010, Houston, Texas… Best Energy Services, Inc. (OTCBB: BEYS) announced today that it has completed a private placement of equity securities (the “Offering”) from which the Company obtained gross cash proceeds of $1,204,750.  Investors in the Offering received, in the aggregate, a total of 12,047,500 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and five-year warrants to acquire an additional 12,047,500 shares of Common Stock at an exercise price of $0.10 per share (the “Subscription Warrants”).  In addition, investors in the Offering that held shares of the Company’s Series A Preferred Stock, par value $0.001 per share, received an additional strip of five-year warrants to acquire shares of Common Stock at an exercise price of $0.10 per share equal to the number of Subscription Warrants received in the Offering.

In connection with the Offering, the Company provided investors in the Offering with anti-dilution protection for certain issuances of shares of the Company’s common stock for less than $0.10 per share which, if triggered, will give such investors the right to receive additional shares of Common Stock in an amount equal to the number of shares of Common Stock they would have received had the investor purchased the shares in the Offering at that lower price (subject to a pro rata reduction to extent the investor sells any Common Stock prior to the dilutive issuance).  In addition, the warrants issued in connection with the Offering have an anti-dilution provision that will reduce the exercise price of the warrants if the Company issues Common Stock at a price less than $0.10 per share (except for certain exempt issuances) to the lower issuance price.

Effective as of the completion of the Offering, the net cash proceeds from the Offering, net of approximately $200,000 in fees and expenses, were used to pay down the Company’s special over-advance on its revolving line of credit with PNC Bank by $650,000 and the balance for working capital.  With the completion of this capital raise, the Company is now back in full compliance with its covenants under its loan agreement with PNC Bank.

Commenting on the successful completion of the equity offering, Mark Harrington, the Company’s Chairman and CEO, stated, “We very much appreciate the support given to us by our existing shareholders, who accounted for over 90% of the funds raised in the Offering, and we welcome our new shareholders and thank them for their support as well.” Mr. Harrington continued, “Our senior lender once again evidenced their conviction in our business model, leaving in an additional $1.75 million of their capital for the next year through an increase in the revolving line of credit that will remain in place through March 31, 2011.”

About Best Energy Services, Inc.
Headquartered in Houston, Texas, Best Energy Services, Inc. is a customer-focused and leading well service/workover provider in the Hugoton Basin., For more information, please visit www.BEYSinc.com.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995 and, as such, are subject to substantial uncertainties and risks that may cause actual results to materially differ from projections. Although the Company believes that the expectations expressed herein are based on reasonable assumptions within the bounds of the Company’s knowledge of its businesses, operations, business plans, budgets and internal financial projections, there can be no assurance that actual results will not differ materially from the expectations expressed herein. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to (i) properly execute its business model, (ii) raise additional capital to sustain its business model, (iii) attract and retain personnel, including highly qualified executives, management and operational personnel, (iv) negotiate favorable current debt and future capital raises, (v) manage the inherent risks associated with operating a diversified business to achieve and maintain positive cash flow and net profitability, and (vi) and remain in compliance, with its current senior secured credit facility with PNC Bank, N.A. as well as the other risks detailed from time to time in the SEC reports of Best Energy Services, Inc., including its annual report on Form 10-K/A for the transition period from February 1, 2008 to December 31, 2008 and its quarterly reports on Form 10-Q for the three months ended March 31, 2009, June 30, 2009 and September 30, 2009. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.  The forward-looking statements made herein speak only as of the date hereof and Best Energy disclaims any obligation to update these forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT
Mr. Dennis Irwin
Best Energy Services, Inc
713-933-2600